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                                                                    EXHIBIT 99.9

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN  55101-2098
651.665.3500 Tel

                                 MINNESOTA LIFE
                           A MINNESOTA MUTUAL COMPANY


February 28, 2008


Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN  55101-2098

Gentlepersons:


In my capacity as counsel for the Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Variable Annuity Account (the "Account") in connection with this Post-Effective Amendment Number 2 to its Registration Statement on Form N-4. This Post-Effective Amendment is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain variable annuity contracts (Securities and Exchange Commission File Number 333-140230).


Based upon that review, I am of the following opinion:

     1. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota; and

     2. The issuance and sale of the variable annuity contracts funded by the Account have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Michael P. Boyle
-----------------------------------
Senior Counsel